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                                                                      Exhibit 11


               AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES

    SCHEDULE SETTING FORTH COMPUTATION OF EARNINGS PER SHARE OF CLASS A STOCK



SIX MONTHS ENDED JUNE 30,                             1999           1998
                                                   -----------   -----------
(Amounts in thousands, except                      (Unaudited)   (Unaudited)
  per share data)

Weighted average number of shares outstanding:
    4% Preferred .............................           171           178
    6-1/2% Preferred .........................           919           955
    Class A ..................................        24,105        23,859
                                                     =======       =======


BASIC EPS
 Net Income ..................................       $20,303       $ 1,087
                                                     =======       =======

 Earnings per Class A share ..................       $   .84       $   .05
                                                     =======       =======

 Weighted average number of Class A
  shares outstanding .........................        24,105        23,859

DILUTED EPS
 Net Income ..................................       $20,303       $   953(1)
                                                     =======       =======

 Earnings per Class A share ..................       $   .73       $   .03
                                                     =======       =======

 Weighted average number of Class A
  shares outstanding assuming
  conversion of preferred stock
  into Class A shares ........................        27,716        27,616


(1) Includes decrease in net income of $134 due to dilution in equity in earnings of affiliate.


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